Sentry Petroleum Finalizes Drilling Contract

Perth, Australia (May 16, 2011 - FSC) – Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that it has finalized agreement with Depco Drilling Pty. Ltd. to provide a drilling rig and personnel for Sentry’s upcoming coal seam gas drilling program in ATP 862 and 864 in Queensland Australia. The specialist coal seam gas coring rig will be mobilized to the drill site in June, finalization of actual date will be announced in the next 10-14 days. Sentry’s Drilling and Operations Manager, Tim Green, commented “The rig we have secured is ideal for our drilling programme in Queensland and we are excited to be working with Depco and their highly experienced crews.”

Mr. Green continued, “The rig is fast and easy to mobilize and can drill multiple drill holes without too much additional cost. Mobilization costs alone for large oil and gas style rigs can be in the millions, significantly adding to the cost of each hole. The Rig 22 is mounted on its own truck which allows it to move around with little effort and   minimum impact to the environment.

The rig is a UDR 1200 capable of drilling to 1,500 meters (4,900 feet) giving Sentry the comfort of deepening their prognosed well depths if required.  It has drilled numerous such wells for the coal seam gas industry in Queensland and therefore has the capability and the experienced crews to undertake Sentry’s drilling program without limitation.”

About Sentry Petroleum:

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

About Depco Drilling Pty. Ltd.

Depco Drilling was purchased by Wayne Riddell in 1992 and expanded into Mining and Mineral Exploration. The company currently has 30 Drilling Rigs with a variety of capabilities including, Open Hole Hammer and PCD Drilling, Chip, 4", 8", HW, Conventional Coring, HQ Coring up to 1,000 meters (3,000 feet), Gas Risers and Goaf, Large Diameter holes to 1.5 meters, RC Drilling and foundation piles, along with Water Bores. Each Rig has its own Water Tanker, compressor and/or pump and at least one light support vehicle giving us a very diverse fleet of vehicles for almost any exploration situation. Depco has worked with a number of companies such as; Rio Tinto, Anglo American, BMA, Xstrata, Vale, Arrow Energy, Metgaso, Bow Energy, Blue Energy, Pure Energy and Peabody Energy.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.